Exhibit 99.1

News Release

Southeastern Banking Corporation Reports Second Quarter 2010 Net Loss & Suspension of Dividend

DARIEN, GA, July 27, 2010/ — Southeastern Banking Corporation (Other OTC: SEBC.PK) today announced its operating results for the quarter and six months ended June 30, 2010 compared to the corresponding periods last year.

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A net loss approximating $2,052,000 was recognized for the 2010 second quarter, compared to net income of $104,000 for the 2009 first quarter. On a per share basis, the net loss totaled $0.66 in 2010 versus net income of $0.03 in 2009.

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Year-to-date, SEBC recognized a $3,224,000 net loss at June 30, 2010, compared to net income of $742,000 at June 30, 2009. On a per share basis, the net loss totaled $1.03 in 2010, a $1.26 decline from $0.23 net income in 2009.

Major variances in the 2010 – 2009 quarterly results included:

•	$1,885,000 increase in the provision for loan losses to address loan quality issues;

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$604,000 reduction in net interest income due to an increase in nonaccrual loans and lower average balances on higher-yielding earning assets, specifically loans and investment securities, offset by a reduction in interest expense on deposits and other borrowed funds;

•	$188,000 net loss on sales ($143,000) and other-than-temporary impairment ($45,000) of investment securities available-for-sale during the second quarter of 2010 versus $0 in 2009;

•	$912,000 net loss on sales ($2,000) and write-downs ($910,000) on foreclosed real estate in 2010 versus $96,000 net loss in 2009; and

•	$1,299,000 increase in income tax benefit.

Following the quarterly trend, variances in the 2010 – 2009 year-to-date results included:

•	$3,930,000 increase in the provision for loan losses;

•	$1,164,000 reduction in net interest income;

•	$188,000 net loss on sales and other-than-temporary impairment of investment securities available-for-sale during 2010 year-to-date versus a $198,000 net gain on sales in 2009;

•	$908,000 net loss on sales and write-downs on foreclosed real estate in 2010 versus $82,000 in 2009; and

•	$2,332,000 reduction in income tax expense.

SEBC also announces the suspension of dividends until operating performance improves and credit losses abate. Regulatory approval will be required prior to payment of a future dividend.

Southeastern Banking Corporation (the Company), with assets of $437 million, is a financial services company with operations in southeast Georgia and northeast Florida. Southeastern Bank (SEB), the Company’s bank subsidiary chartered in 1888, offers a full line of commercial and retail services to meet the financial needs of its customer base through its seventeen branch locations and ATM network. Services offered include traditional deposit and credit services, long-term mortgage originations, and credit cards. SEB also offers 24-hour delivery channels, including internet and telephone banking, and provides insurance and investment brokerage services. The Company is headquartered in Darien, Georgia. More information on the Company and its subsidiaries can be obtained through SEB’s website at www.southeasternbank.com or through periodic filings with the Securities & Exchange Commission at www.sec.gov.

Media Contact: Alyson G. Beasley, Vice President & Treasurer, or Wanda D. Pitts, Secretary, Southeastern Banking Corporation at 912.437.4141.